                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                          Dendrite International, Inc.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                   248239-10-5
                                   -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  248239-10-5                 13G             PAGE   2   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edison Venture Fund II, L.P.          22-3069982

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      545,283
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     545,283
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     545,283
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     4.9%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   3   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Edison Partners II, L.P.          22-3069978

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      650,127
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     650,127
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     650,127
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     5.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   4   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       John H. Martinson          ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     27,081
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      650,127
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       27,081
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     650,127
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     677,208

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     6.1%
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   5   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Richard J. Defieux          ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     0
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      650,127
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       0
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     650,127
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     650,127
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     5.8%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   6   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gustav H. Koven, III         ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     9,000
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      650,127
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       9,000
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     650,127
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     659,127

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     5.9%

------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   7   OF   12  PAGES


------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas A. Smith          ###-##-####

------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       USA

----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                                     4,385
      NUMBER OF
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                                      650,127
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                                       4,385
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                                     650,127
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                     654,512

------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                     5.9%
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  248239-10-5                 13G             PAGE   8   OF   12  PAGES


Item 1(a).        Name of Issuer: Dendrite International, Inc. (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices: 1200 Mt.
                  Kemble Avenue, Morristown, NJ 07960.

Item 2(a). Names of Persons Filing: Edison Venture Fund II, L.P. ("Edison Venture Fund II"); Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Gustav H. Koven, III and Thomas A. Smith (collectively, the "General Partners"). The General Partners, Edison Venture Fund II and Edison Partners II collectively are referred to as the "Reporting Persons."

Item 2(b). Address of Principal Business Office: The principal business address of the Reporting Persons is 997 Lenox Drive #3, Lawrenceville, NJ 08648.

Item 2(c). Citizenship: Edison Venture Fund II and Edison Partners II are limited partnerships organized under the laws of the State of Delaware. Each General Partner is a U.S. citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value (the "Common Stock").

Item 2(e).        CUSIP Number:  248239-10-5.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     (a) [ ] Broker or Dealer registered under Section 15 of the
                             Securities Exchange Act of 1934 (the "Act").

                     (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                     (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                     (d) [ ] Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

                     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

                     (f) [ ] Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                     (g) [ ] Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G) of the Act.

                     (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)
                             of the Act.

                  Not Applicable.

CUSIP NO.  248239-10-5                 13G             PAGE   9   OF   12  PAGES


Item 4.           Ownership:

                  (a) Amount Beneficially Owned: Edison Venture Fund II may be deemed to own beneficially 545,283 shares of Common Stock as of December 31, 1997. Each of Edison Partners II and Richard J. Defieux may be deemed to own beneficially 650,127 shares of Common Stock as of December 31, 1997. John H. Martinson may be deemed to own beneficially 677,208 shares of Common Stock as of December 31, 1997. Gustav H. Koven, III, may be deemed to own beneficially 659,127 shares of Common Stock as of December 31, 1997. Thomas A. Smith may be deemed to own beneficially 654,512 shares of Common Stock as of December 31, 1997.

                           Edison Venture Fund II is the record holder of 545,283 shares of Common Stock as of December 31, 1997. Edison Venture Fund II-PA, L.P., a Delaware limited partnership ("Edison Venture Fund II-PA"), is the record owner of 104,844 shares of Common Stock as of December 31, 1997. John H. Martinson is the record owner of 27,081 shares of Common Stock as of December 31, 1997. Gustav H. Koven, III is the record owner of 9,000 shares of Common Stock as of December 31, 1997. Thomas A. Smith is the record holder of 4,385 shares of Common Stock as of December 31, 1997. Each of the General Partners expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by Edison Partners II, Edison Venture Fund II or Edison Venture Fund II-PA.

                           Edison Partners II is the sole general partner of Edison Venture Fund II and Edison Venture Fund II-PA. The General Partners are the general partners of Edison Partners II.

                  (b) Percent of Class: Edison Venture Fund II, 4.9%; Edison Partners II, 5.8%; John H. Martinson, 6.1%; Richard J. Defieux, 5.8%; Gustav H. Koven, III, 5.9%; and Thomas A. Smith, 5.9%. The foregoing percentages are calculated based on the 11,122,344 shares of Common Stock reported by the Company to be outstanding as of November 12, 1997.

                  (c)      Number of Shares as to Which Such Person Has:

                           (i) Sole power to vote or to direct the vote: Edison Venture Fund II, 0; Edison Partners II, 0; John H. Martinson, 27,081; Richard J. Defieux, 0; Gustav H. Koven, III, 9,000; and Thomas A. Smith, 4,385.

                           (ii) Shared power to vote or to direct the vote:
                           Edison Venture Fund II, 545,283; Edison Partners II, 650,127; John H. Martinson, 650,127; Richard J. Defieux, 650,127; Gustav H. Koven, III, 650,127; and Thomas A. Smith, 650,127.

                           (iii) Sole power to dispose or to direct the disposition of: Edison Venture Fund II, 0; Edison Partners II, 0; John H. Martinson, 27,081; Richard J. Defieux, 0; Gustav H. Koven, III, 9,000; and Thomas
                           A. Smith, 4,385.

                           (iv) Shared power to dispose or to direct the disposition of: Edison Venture Fund II, 545,283; Edison Partners II, 650,127; John H. Martinson,

CUSIP NO.  248239-10-5                 13G             PAGE   10  OF   12  PAGES



                           650,127; Richard J. Defieux, 650,127; Gustav H. Koven, III, 650,127; and Thomas A. Smith, 650,127.

Item 5.           Ownership of Five Percent or Less of a Class:

                  As of the date hereof, Edison Venture Fund II, a Reporting Person, has ceased to be the beneficial owner of more than five percent of the Common Stock of the Issuer.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not Applicable. Edison Venture Fund II, Edison Partners II and each of the General Partners expressly disclaim membership in a "group" as defined in Rule 13-d(5)(b)(i).

Item 9.           Notice of Dissolution of Group:

                  Not Applicable.

Item 10.          Certification:

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

CUSIP NO.  248239-10-5                 13G             PAGE   11  OF   12  PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   February 10, 1998                  EDISON VENTURE FUND II, L.P.

                                            By:      Edison Partners II, L.P.,
                                                     its General Partner



                                            By:  /s/ John H. Martinson
                                                -------------------------------
                                                 General Partner


                                            EDISON PARTNERS II, L.P.



                                            By:  /s/ John H. Martinson
                                                -------------------------------
                                                 General Partner


                                            /s/ John H. Martinson
                                            ----------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            ----------------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            ----------------------------------
                                            Gustav H. Koven, III


                                            /s/ Thomas A. Smith
                                            ----------------------------------
                                            Thomas A. Smith

CUSIP NO.  248239-10-5                 13G             PAGE  12   OF   12  PAGES

                                                                      Exhibit 1


                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Dendrite International, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:   February 10, 1998                  EDISON VENTURE FUND II, L.P.

                                            By:      Edison Partners II, L.P.,
                                                     its General Partner



                                            By:  /s/ John H. Martinson
                                                -------------------------------
                                                 General Partner


                                            EDISON PARTNERS II, L.P.



                                            By:  /s/ John H. Martinson
                                                -------------------------------
                                                 General Partner


                                            /s/ John H. Martinson
                                            ----------------------------------
                                            John H. Martinson


                                            /s/ Richard J. Defieux
                                            ----------------------------------
                                            Richard J. Defieux


                                            /s/ Gustav H. Koven, III
                                            ----------------------------------
                                            Gustav H. Koven, III


                                             /s/ Thomas A. Smith
                                             ----------------------------------
                                             Thomas A. Smith